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                                                                    Exhibit 12


             UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------

                   (Amounts in Thousands, Except Ratios)
                                (Unaudited)


                                                           Nine Months
                                                        Ended September 30,
                                                        -------------------
                                                       1995           1994
                                                       ----           ----
Earnings:

  Income from continuing operations............. $  440,091        $420,074
  Add (deduct) distributions greater (to
      extent less) than income of unconsolidated
      affiliates................................    (25,083)        (34,769)
                                                 ----------        --------

            Total...............................    415,008         385,305
                                                 ----------        --------
Income Taxes:

  Federal, state and local......................    251,502         252,645
                                                 ----------        --------

Fixed Charges:

  Interest expense including amortization of
      debt discount.............................    328,016         254,965
  Portion of rentals representing an interest
      factor....................................     38,494          31,817
                                                 ----------        --------

            Total...............................    366,510         286,782
                                                 ----------        --------

Earnings available for fixed charges............ $1,033,020        $924,732
                                                 ==========        ========

Fixed charges -- as above....................... $  366,510        $286,782
Interest capitalized............................         --             125
                                                 ----------        --------

            Total fixed charges................. $  366,510        $286,907
                                                 ==========        ========

Ratio of earnings to fixed charges..............        2.8             3.2
                                                 ==========        ========
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